COAL MINING AGREEMENT

THIS AGREEMENT is entered into this 23rd day of February 2007 by Gwenco, Inc. a Kentucky Corporation whose address is 546 West Old Middlecreek Road, Prestonsburg, Kentucky 41653 hereinafter called "Company" and General Mining, LLC a Kentucky entity whose address is 5107 Hwy 840, Wallins KY 40873, hereinafter called "Operator".

RECITALS

A. Company is the owner, lessee or sub-lessee of certain coal, coal lands and/or mining rights located and described in Schedule A attached hereto and made a part of this Agreement.

B. Company desires to engage Operator to mine such coal for Company and Operator desires to accept such engagement on the terms and conditions hereinafter set forth.

NOW THEREFORE, *in* consideration of the agreements contained herein, Company and Operator hereby agree as follows:

1. **OPERATOR'S ENGAGEMENT-** Company hereby engages Operator to mine coal for the Company pursuant to the provisions of this Agreement. Operator hereby accepts such engagement so long as it is economically feasible to mine said coal. Operator shall use recognized modern mining methods that are the custom in the industry and will take all steps necessary to insure maximum recoveries of coal with a minimum loading of reject material. Operator will be responsible to deliver mine run product to the mine portal only. Thereafter the product is controlled by the Company.

2. **COAL TO BE MINED-** The coal to be mined pursuant to this Agreement shall be mined from the seams and property specified in Schedule A ("Coal Properties"). Operator shall use its best efforts to mine on a daily basis such amount of raw coal mined from the Coal Properties as shall be mutually agreed upon by Company and Operator from time to time; provided however, that Company may reduce the amount of raw coal to be mined by Operator by giving written notice of

such reduction. Such coal shall be mined by deep mining methods, using only such rights and privileges as belong to Company pursuant to the deeds or leases referred to in Schedule A.

3. **MINING PLAN-** The Company and the Operator have agreed upon a mining plan prepared by Alchemy Engineering and Operator shall confine its operations to the area covered by such plan, as amended from time to time with the approval of the Company.

4. *PAYMENTS TO OPERATOR- Operator shall be paid the following for coal delivered to the mine mouth:*

a) Coal shipped to preparation plants Company shall pay Operator $12/raw ton shipped from the mine mouth PLUS 25% of any proceeds on clean coal OVER $55/ton paid to Company NOT TO EXCEED $17/raw ton shipped

b) Coal shipped to ANY facility such as the Big Sandy Docks or tipples for rail delivery that is deemed "clean run of mine coal" the price paid to Operator by Company shall be negotiated in good faith by both parties.

5. **TAXES AND ASSESSMENTS-** For itself and on behalf of the Operator, Company shall pay the following taxes and fees which are payable pursuant to coal mined by Operator pursuant to this Agreement and shall further indemnify Operator for any liability due there under: These taxes are BLACK LUNG BENFITS REFORM ACT taxes, reclamation fee imposed by the Surface Mining Control and Reclamation Act of 1977 and all and any severance taxes imposed under Kentucky Law.

6. **COMPLIANCE WITH LAWS & PERMITS-** Operator shall conduct its underground mining operations hereunder in compliance with all applicable Federal, State and Local laws, rules and regulations and shall obtain all necessary Federal, State and Local governmental licenses, consents and approvals for its operation hereunder pursuant to such laws, rules and regulations including but not limited to, all required Office of Mines Licensing and Safety permits and licenses.

7. **INDEPENDENT CONTRACTOR-** Operator shall be an independent contractor, not the agent or employee of the Company, and shall have full control of its mining operations hereunder after having received the approval of the Company for its proposed operations pursuant to Section 3. Operator shall employ, discharge , fix the compensation of, and supervise all of its employees and shall be solely responsible for its actions. Operator shall file all necessary reports or other documents, obtain all necessary permits and licenses, whether mandatory or permissible with the proper governmental authorities to properly establish and serve notice of Operator's sole and exclusive

Gwenco, Inc. Initials: EC General Mining, LLC. Initials: RR

responsibility for the safety and health of its employees, agents and subcontractors during the term of this Agreement. The Operator assumes all liability for and agrees to defend indemnify and hold the Company, its employees and agent harmless from and against;

A. All demands and all liability sought to be imposed upon the Company, its employees and agent, of whatsoever character whether direct or indirect as a result of Operator's mining operation on above said Permit in Pike County, Kentucky
B. All loss, damages costs and expenses, including all attorney's fees incurred by the Company, arising from or in any way connected with the Operator's operations or the operations of any subcontractor working for operator hereunder, including without limitation:
    i. Damage to the property of the Contractor or that of its employees and agents, arising out of or incidental to, or in connection with performance of the work under this Agreement except, Company shall not be relieved of such damages to the extent that they may have been caused by negligent act of commission of omission by the Company.
    ii. Laborer's, mechanics and materialman's liens, and all other charges, of every character whatsoever, arising out of the work performed and/or things furnished by the operator or by its subcontractor under this Agreement.
    iii. Fines or penalties (both civil and criminal arising out of or in any way connected with the Operators violation of any rule or regulations of any governmental agency in the performance of the work.

8. **OWNERSHIP OF COAL**- By virtue of this agreement, Company does not surrender or grant to Operator, and Operator does not acquire any economic interest in or any right to the coal mined pursuant to this Agreement. The coal mined by Operator hereunder is at all times the property of the Company. Operator hereunder disclaims any economic interest in such coal for Federal income tax purposes.

9. **TERM OF AGREEMENT**- The initial term of this Agreement shall be a period of one (1) year, beginning on the date of this Agreement, and ending at midnight one year from the above mentioned date; and thereafter, an option to renew for another one year period, upon the same terms and conditions set forth herein, provided that, at the time of extension, the parties have kept and performed all of the covenants, agreements, promises and conditions herein required to be kept and performed by Operator. After the end of the term of this Agreement,

this Agreement shall have no further force or effect except as to settlement of obligations between the parties incurred under this Agreement prior to the end of such term or prior to such earlier termination or arising as a result of such termination.

10. **SEALMENT OF SECTION-** When Operator pulls out of any given section during the performance of this contract; Operator and Company will discuss how to proceed with sealing of sections, in compliance with Federal and State regulations and industry standards.

11. **NO WARRANTY CONCERNING COAL-** Company makes no implied or express warranty or representation concerning the existence, quantity, quality, minability or merchantability of the coal or coal seams, which Operator is to mine hereunder. Company does not make any implied or express warranty or representation concerning the practicability or suitability of roads or rights-of-way for access to such coal. Operator acknowledges that it has relied solely upon its independent investigation and judgment regarding the condition of the Coal Properties.

12. **RIGHTS OF OTHERS-** Operator acknowledges that it understands that there may be outstanding oil and gas leases on other seams of coal on the Coal properties, that easements, right-of-way and other rights may have been granted or acquired by third persons and that this Agreement is expressly made subject to such rights. Operator shall be responsible for any injury or damage to pipelines, power lines, roads or other interest, easements or right-of way located on the Coal Properties: provided however, that if Company has a right to require removal or relocation of any thereof, Operator may, upon written approval of Company, exercise such rights.

13. **WORKMEN'S COMPENSATION AND LIABILITY INSURANCE-** Prior to commencing any activities under this agreement, in a manner satisfactory to the Company, Operator shall secure, during its performance under this Agreement shall maintain, Workmen's Compensation Insurance according to applicable law and shall comply with all requirements of the Workman's Compensation Act of the Commonwealth of Kentucky and of any similar state or Federal acts or laws which shall be applicable to any employee of the Operator, including the Black Lung provisions of the Federal Coal Mine Health and Safety Act of 1969 as amended from time to time, during the performance of Operator's work to be preformed hereunder and shall pay such assessments and/or maintain such insurance and do all such other things as will protect the Operator and Company from all liability and claims under any and all such acts and laws. Operator shall also maintain a general liability insurance policy, covering all personnel employed by the Operator and with respect to work to be preformed by

Operator under this Agreement. Said liability coverage shall be in the amount of $1,000,000.00 (one million dollars) and subject to the approval by Company as to the form of coverage. Operator shall provide certificates of insurance showing the coverage as required above remains in full force and effect and place Company on the policy as a "additional insured".

14. **RIGHT TO INSPECT**- Company shall at all reasonable times have the right to inspect all of the books and records of Operator, which are related to this Agreement. Company reserves the right to enter mine for inspection at any time subject to the inspection being done with the permission of Operator or with a designated employee of the Operator present

15. **TERMINATION** – Either Company or Operator may terminate this Agreement at any time by giving written notice of termination of the other party and this Agreement shall terminate (30) days after such notice of termination. Operator shall relinquish the mine license simultaneously with the date of termination of this Agreement unless additional time is needed to remove equipment from property. At any time, if this coal cannot be marketed profitably, the Company shall have the right to terminate this Agreement or re-negotiate terms.

16. **DEFAULT BY EITHER PARTY**- In the event either party hereto shall default in the performance of any of its obligations hereunder and such default shall continue for a period of ten (10) days after the defaulting party has received written notice of such default from the other party, the party not in default may, at its election, terminate this Agreement immediately; provided, however, that such termination shall not deprive the party not in default of any rights at law or in equity to proceed against the party in default; provided. However, that if the curing of the default shall be prevented by Force Majeure, then the right to terminate shall be abated during the period of Force Majeure and for a period of ten (10) days thereafter. "Force Majeure" means an act of God, strike or lock out or other labor dispute, act of the public enemy, war declared or undeclared, blockade, revolution, riot, insurrection, civil commotion, lightning, fire, storm, flood, earthquake, explosion, governmental restraint, embargo, inability to obtain or delay in obtaining equipment or transport, inability to obtain or delay in obtaining governmental approvals, permits, licenses or allocations and any other cause whether of the kind specifically enumerated above or otherwise which is not reasonably within the control of the person claiming Force Majeure.

17. **LIENS**- Operator shall allow no liens or encumbrances to be placed upon the Coal Properties or any other property owned by Company as a

result of Operator 's failure to pay wages or other monies due its employees or third parties; however, in the event that any such notice of intent to claim a lien or such lien shall be filed, the Company may make such payments to such employees or third parties directly and deduct such payments from any compensation payable by Company to Operator pursuant to Section 4 of this Agreement. This Section 18 shall not be construed as a promise for the benefit of any third party or as any agreement to pay wages to Operator's employees.

18. **ASSIGNMENT**- This Agreement shall inure to the benefit of and be binding upon the parties hereto and their permitted successors and assigns, provided, however, that Operator may not assign, transfer, or convey any interest or obligation hereunder without the written consent of the Company.

19. **NOTICE TO THE PARTIES**- All notices, consents, requests, reports and other documents authorized or required to be given pursuant to this Agreement shall be given in writing and mailed registered or certified first class mail, postage prepaid at the addresses of the Company and Operator above.

20. **INFRASTRUCTURE OR MISCELLANEOUS EQUIPMENT**- Company shall, **provide or purchase** Operator for any belt conveyors, electrical wiring and water lines that will be installed by Operator during the mining of the Coal Properties pursuant to this Agreement. Operator shall be responsible for the upkeep, repairs and maintenance of the Infrastructure and miscellaneous equipment.

21. **Operator shall be liable for all electric and power provided for the mine AND Company shall be liable for all engineering fees charged by an independent engineer of Company's choice and as required by State and Federal regulations. Both parties agree to provide all data sufficient to file and maintain proper records to be in and maintain compliance with all Federal and State guidelines and regulations.**

22. **AMENDMENT** – No amendment of this Agreement shall be of any force unless it is in writing and has been duly executed and delivered by both the Operator and the Company.

23. **WAIVER**- No waiver of any breach of this Agreement or of any terms hereof shall be effective unless such waiver is in writing and executed by the party against whom the waiver is claimed. No waiver of any

Gwenco, Inc. Initials: ___ General Mining, LLC. Initials: RR

breach shall be deemed to be a waiver of any other or subsequent breach.

24. **ENFORCEABILITY**- If any provision or provisions of this Agreement shall be held to be valid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

25. **CONTROLLING LAW**- This Agreement shall in all respects be governed by and construed in accordance with the laws of the Commonwealth of Kentucky, including all matters of construction, validity and performance.

IN WITNESS WHEREOF, Company and Operator have each caused this Agreement to be duly executed as of the date first hereinabove set forth.

COMPANY: GWENCO, INC.

BY: ______________________
Eugene J. Chiaramonte, Jr., President

ITS: ______________________

OPERATOR: GENERAL MINING, LLC.

BY: ______________________
Rodney K. Robinson, President

ITS President

Gwenco, Inc. Initials: ______ General Mining, LLC. Initials: ______